SYMS CORP

                                -----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  TO BE HELD ON

                                  JULY 27, 2000

To the Shareholders:

     Notice is hereby given that the Annual Meeting of Shareholders of Syms Corp (the "Company") will be held at the office of the Company, Syms Way, Secaucus, New Jersey 07094, on Thursday, July 27, 2000 at 10:30 a.m. for the following purposes:

          1. To elect five (5) Directors to serve for the term of one (1) year or until their respective successors have been elected and qualified.

          2. To approve the appointment of Deloitte & Touche LLP as independent accountants of the Company for fiscal year 2000.

          3. To approve an amendment to the Syms Corp Amended and Restated Incentive Stock Option and Appreciation Plan increasing the number of shares of Common Stock that may be issued from 1,000,000 to 1,500,000.

          4. To transact such other business as may properly come before the meeting and any adjournment(s) or postponement(s) thereof.

     The close of business on June 21, 2000 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting and only shareholders of record at such time will be so entitled to vote.

     You are cordially invited to attend the meeting in person if possible. Please sign and date the enclosed proxy and return it in the envelope enclosed for this purpose, whether or not you plan to attend the meeting. It will assist us in keeping down the expenses of the meeting if shareholders return their signed proxies promptly, whether they own a few shares or many shares. If no direction is indicated in your proxy, it will be voted for Items 1, 2 and 3 above.

                                           By Order of the Board of Directors



                                           Kirk R. Oney
                                           Assistant Secretary

Secaucus, New Jersey
June 21, 2000

                                 PROXY STATEMENT
                              FOR ANNUAL MEETING OF
                             SHAREHOLDERS TO BE HELD
                                ON JULY 27, 2000

     The accompanying form of proxy is solicited on behalf of the Board of Directors of Syms Corp (the "Company") for use at the July 27, 2000 meeting of the shareholders of the Company or at any adjournment(s) or postponement(s) thereof (the "Annual Meeting"). The Annual Meeting will be held at the Company's executive offices located at Syms Way, Secaucus, New Jersey 07094. The cost of preparing and mailing the proxy and this Proxy Statement and all other costs in connection with this solicitation of proxies will be borne by the Company. It is anticipated that the accompanying proxy and this Proxy Statement will be sent to shareholders of the Company on or about June 21, 2000.

     Proxies in the accompanying form which are properly executed and duly returned to the Company and not revoked will be voted as specified. Any proxy in which no direction is specified will be voted in favor of the election of the nominees for director, for the ratification of the appointment of Deloitte & Touche LLP as independent accountants and for the adoption of the amendment to the Company's Amended and Restated Incentive Stock Option and Appreciation Plan increasing the number of shares available for issuance. Each proxy granted is revocable and may be revoked at any time prior to its exercise, by notifying American Stock Transfer & Trust Co., 40 Wall Street, New York, NY 10005 in writing, by executing a subsequent proxy or by electing to vote in person at the Annual Meeting. Mere attendance at the Annual Meeting will not serve to revoke a proxy. The Company intends to reimburse brokerage companies and others for forwarding proxy materials to beneficial owners of shares.

     The Company is concurrently with the mailing of this Proxy Statement mailing its Annual Report for its fiscal year ended February 26, 2000 to shareholders of record on June 21, 2000.

     Shareholders vote at the Annual Meeting by casting ballots (in person or by proxy) which are tabulated by a representative of the Company's independent transfer agent appointed to serve as Inspector of Election at the meeting and who has executed and verified an oath of office. The holders of a majority of the shares of Common Stock issued and outstanding represented in person or by proxy shall constitute a quorum. Abstentions and broker non-votes are included in the determination of the number of shares present at the Annual Meeting for quorum purposes but not counted in the tabulations of the votes cast on proposals presented to shareholders.

                         PRINCIPAL HOLDERS OF SECURITIES

     The outstanding voting shares of the Company as of June 21, 2000 consisted of 15,959,790 shares of Common Stock, par value $0.05 per share ("Common Stock"), with each share entitled to one vote. Only shareholders of record at the close of business on June 21, 2000 are entitled to vote at the Annual Meeting.

     The following table sets forth the record and beneficial ownership of shares of Common Stock by each person owning of record or known by the Company to own beneficially more than five percent (5%) thereof.



                                                             AMOUNT AND NATURE OF BENEFICIAL
                                                             OWNERSHIP OF COMMON STOCK AS OF
          NAME AND ADDRESS OF BENEFICIAL OWNER                         JUNE 21, 2000 (1)           PERCENT OF CLASS
          ------------------------------------               --------------------------------      ----------------
        Sy Syms(2)                                                     6,231,507                         39.0%
        Syms Way, Secaucus, New Jersey 07094

        Marcy Syms Merns (3) (4)
        Syms Way, Secaucus, New Jersey 07094                           1,982,075                         12.4%

        Franklin Advisory Services, Inc.
        777 Mariners Island Blvd, San Mateo, CA 94403                  1,651,500                         10.3%



                                                              AMOUNT AND NATURE OF BENEFICIAL
                                                              OWNERSHIP OF COMMON STOCK AS OF
           NAME AND ADDRESS OF BENEFICIAL OWNER                       JUNE 21, 2000 (1)            PERCENT OF CLASS
           ------------------------------------               --------------------------------     ----------------
        Tweedy, Browne Company L.P.
        52 Vanderbilt Avenue, New York, NY 10017                           1,113,636                     7.0%

        Dimensional Fund Advisors Inc.
        1299 Ocean Avenue, Santa Monica, CA 90401                          1,047,200                     6.6%

---------------
(1)  Sole voting and investment power unless otherwise stated.

(2) Includes (a) 6,002,145 shares held of record by the Sy Syms Revocable Living Trust dated March 17, 1989, as amended (the "Sy Syms Revocable Living Trust"); Sy Syms retains the sole voting power of such shares and the right to revoke the Sy Syms Revocable Living Trust at any time, (b) 229,262 shares held by Sy Syms for Laura Merns and (c) 100 shares held by Sy Syms as custodian for Jillian E. Merns.

(3) In addition, 408,145 shares are held by the Estate of Stephen A. Merns as to which Marcy Syms is Co-Executor.

(4) Includes certain options granted in fiscal year 1999 subject to shareholder approval of an amendment to the Company's Amended and Restated Incentive Stock Option and Appreciation Plan to increase the number of shares of common stock for which options may begranted under the plan.

                              ELECTION OF DIRECTORS
                                   PROPOSAL 1

     At the Annual Meeting, five directors are to be elected for the term of one year or until their respective successors have been elected and qualified. It is intended that votes will be cast pursuant to proxies received from holders of Common Stock of the Company for the nominees listed below, unless the proxy contains contrary instructions. The affirmative vote of a plurality of the votes cast at the meeting is necessary for the election of directors.

     If any of the nominees listed below are unavailable for election at the date of the Annual Meeting, the shares represented by the proxy will be voted for the remaining nominees and for such substitute nominee or nominees as the Board of Directors, in their judgment, designate. Management at this time has no reason to believe that any of such nominees will not be available.



    NAME OF DIRECTOR OR NOMINEE FOR ELECTION                      PRINCIPAL OCCUPATION                     AGE
    ----------------------------------------                      --------------------                     ---
Sy Syms (1)(2)................................     Chairman of the Board and Director of the Company        74
Marcy Syms (1) (2)............................     Chief Executive Officer/President and Director of        49
                                                   the Company
Antone F. Moreira.............................     Vice President, Treasurer and Chief Financial            63
                                                   Officer and Director of the Company
Harvey A. Weinberg (3) (4)....................     Director of the Company                                  62
David A. Messer(3)(4).........................     Director of the Company                                  38


-----------------------------
(1) Member of the Executive Committee of the Company.
(2) Sy Syms is the father of Marcy Syms.
(3) Member of the Stock Option -- Compensation Committee of the Company.
(4) Member of the Audit Committee of the Company.

     SY SYMS has been Chairman of the Board, Chief Executive Officer and a Director of the Company and/or its predecessors since 1959. Mr. Syms was Chief Operating Officer of the Company from 1983 to 1984. Mr. Syms has been a Director of Israel Discount Bank of New York since December 1991. On January 22, 1998, Sy Syms relinquished his position as Chief Executive Officer to Marcy Syms. Since that date Mr. Syms has been Chairman of the Board.

     MARCY SYMS has been President and a Director of the Company since 1983 and Chief Operating Officer of the Company since 1984. On January 22, 1998, Marcy Syms was named Chief Executive Officer/President.

     ANTONE F. MOREIRA has been Vice President, Chief Financial Officer and Treasurer of Syms Corp since May 1997. From 1996 to May 1997, Mr. Moreira was a financial consultant with Equitable Assurance Society, a financial services organization. From 1990 to 1995, Mr. Moreira was Executive Vice President and Chief Financial Officer of Stuarts Department Stores, Inc., a regional discount department store chain operating in New England. Mr. Moreira has been a Director of the Company since May 1997.

     HARVEY A. WEINBERG has been a consultant since April 1994. From April 1992 to April 1994, he was President and Chief Executive Officer of HSSI, Inc., a retailer of men's and women's apparel. From 1987 to September 1990, he was Chief Executive Officer and Vice Chairman of the Board of Directors of Hartmarx Corporation and from 1990 to September 1992, he served as Chairman of such Board of Directors. He is a trustee of Glimcher Realty Trust, a real estate investment trust. He has been a Director of the Company since 1992.

     DAVID A. MESSER has been President of Sempra Energy Trading Corp., a subsidiary of Sempra Energy, Inc., since January 1998. Prior to January 1998, Mr. Messer was President of AIG Trading Corp. where he had been employed since March 1990. He has been a Director of the Company since July 1996.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF EACH NOMINEE FOR DIRECTOR NAMED ABOVE. PROXIES SOLICITED HEREBY WILL BE VOTED FOR EACH NOMINEE NAMED ABOVE UNLESS A VOTE AGAINST A NOMINEE OR AN ABSTENTION IS SPECIFICALLY INDICATED.

                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During the Company's fiscal year ended February 26, 2000 there were four meetings of the Board of Directors. Each director attended all of the fiscal 1999 meetings of the Board of Directors and the committees of which he or she was a member during the 1999 fiscal year. The Committees of the Board of Directors include an Audit Committee, an Executive Committee and a Stock Option Compensation Committee. The Board of Directors does not have a nominating committee.

     The Audit Committee reviews the engagement of independent accountants, reviews and approves the scope of the annual audit undertaken by the independent accountants and reviews the independence of the accounting firm. The Audit Committee also reviews the audit and non-audit fees of the independent accountants and the adequacy of the Company's internal control procedures. The members of the Audit Committee are David A. Messer and Harvey A. Weinberg. The Audit Committee met once during fiscal 1999.

     The Executive Committee exercises all the powers and the authority of the Board of Directors in the management and affairs of the Company between meetings of the Board of Directors, to the extent permitted by law. The members of the Executive Committee are Sy Syms and Marcy Syms. The Executive Committee did not meet during fiscal 1999.

     The Stock Option - Compensation Committee reviews and recommends to the Board of Directors renumeration arrangements and compensation plans for the Company's officers and key employees and administers the Company's Amended and Restated Incentive Stock Option and Appreciation Plan (the "Option Plan") and determines the officers and key employees to be granted options under the Option Plan and the number of shares subject to the options. The members of the Stock Option - Compensation Committee are David A. Messer and Harvey A. Weinberg. The Stock Option - Compensation Committee met once during fiscal 1999.

                            COMPENSATION OF DIRECTORS

     Each member of the Board of Directors who is not an officer or employee of the Company receives a Director's fee presently established at the rate of $2,500 per meeting for attending regular or special meetings of the Board of Directors, or any committee of the Board of Directors, together with travel expenses related to such attendance. Directors who are officers or employees of the Company do not receive any additional compensation by reason of their service as directors.

                               EXECUTIVE OFFICERS

     The information with respect to the executive officers of the Company is incorporated herein by reference to the Company's definitive Form 10-K for the fiscal year ended February 26, 2000 filed with the Securities and Exchange Commission on May 22, 2000.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of shares of Common Stock as of June 21, 2000, by each director and nominee, each of the executive officers named in the Summary Compensation Table, and by all directors and executive officers of the Company as a group. Each person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table.


                                                             AMOUNT AND NATURE OF
                                                             BENEFICIAL OWNERSHIP                   PERCENT OF
  NAME OF BENEFICIAL OWNER                            OF COMMON STOCK AS OF JUNE 21, 2000             CLASS
  ------------------------                            -----------------------------------           ----------
  Sy Syms....................................                   6,231,507(1)                           39.0%

  Marcy Syms.................................                   1,982,075(2)(3)(4)                     12.4%

  Ronald  Zindman............................                      73,300(2)(4)                          *

  Harvey A. Weinberg.........................                         200                                *

  Allen Brailsford...........................                       3,200(4)                             *

  David A. Messer............................                       3,000                                *

  Antone F. Moreira..........................                       1,000(4)                             *

  All directors and executive officers as a
  group (11 persons).........................                   8,298,282(1)

-------------

*  Less than one percent.

(1)   Includes (a) 6,002,145 shares held in the Sy Syms Revocable Living Trust,
      (b) 229,262 shares held by Sy Syms for Laura Merns and (c) 100 shares held by Sy Syms as custodian for Jillian E. Merns.

(2) Includes shares issuable upon the exercise of options granted under the Company's Amended and Restated Incentive Stock Option and Appreciation Plan and either currently exercisable or exercisable within 60 days after June 21, 2000.

(3) In addition, 408,145 shares are held by the Estate of Stephen A. Merns as to which Marcy Syms is Co-Executor.

(4) Includes certain options granted in fiscal year 1999 subject to shareholder approval of an amendment to the Company's Amended and Restated Incentive Stock Option and Appreciation Plan to increase the number of shares of common stock for which options may be granted under the plan.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by the Company and its subsidiaries for the last three fiscal years to its five most highly compensated executive officers, including the Chief Executive Officer, serving as such at the end of the most recently completed fiscal year.


                           SUMMARY COMPENSATION TABLE
                                                                                       LONG-TERM           ALL OTHER
                                                                                     COMPENSATION(2)       COMPENSA-
NAME AND PRINCIPAL POSITION             YEAR(1)          SALARY         BONUS         OPTIONS/SARS           TION(3)
---------------------------             -------     ---------------    --------      ---------------       ---------
Sy Syms............................     1999        $824,980 (4)(5)     $     0             0                $  369
Chairman of the Board                   1998        $824,980 (4)(5)     $     0             0                $3,034
                                        1997        $824,980 (4)(5)     $     0             0                $4,475


Marcy Syms ........................     1999        $513,988 (4)        $     0          312,500(6)          $  369
Chief Executive Officer/President       1998        $469,000 (4)        $40,000          200,000             $3,034
                                        1997        $469,000 (4)        $     0           25,000             $4,475


Ronald Zindman.....................     1999        $299,988            $     0           90,500(6)          $  369
Executive Vice President-               1998        $299,988            $10,000             0                $3,034
General Merchandise Manager             1997        $299,988            $10,000             0                $4,475

Antone F. Moreira.................      1999        $133,000            $     0            5,000(6)          $  308
Vice President, Treasurer               1998        $128,290            $ 2,500             0                $1,107
and Chief Financial Officer             1997        $ 96,200            $ 2,500             0                $    0

Allen Brailsford...................     1999        $123,350            $     0            5,000(6)          $  303
Vice President - Operations             1998        $119,200            $10,000             0                $2,392
                                        1997        $114,400            $10,000             0                $3,908

------------

(1) The compensation reported for fiscal years ended February 26, 2000, February 27, 1999 and February 28, 1998 reflects annual salaries for a 52-week period.

(2) During the period covered by the table, the Company did not make any restricted stock awards or have in effect (or make payments under) any long term incentive plan other than the Option Plan, pursuant to which only stock options, but no stock appreciation rights, were awarded.

(3) Company's contributions to a defined contribution profit sharing retirement plan.

(4) Sy Syms is paid at a weekly rate of $15,865 and Marcy Syms is paid at a weekly rate of $10,519.

(5) Excludes payments made under the lease of the Elmsford store. See "Related Transactions."

(6) Includes certain options granted in fiscal year 1999 are subject to shareholder approval of an amendment to the Company's Amended and Restated Incentive Stock Option Plan to increase the number of shares of common stock for which options may be granted under the plan.

                                   OPTION/SAR
                           GRANTS IN LAST FISCAL YEAR

     The following table provides information concerning stock options granted during fiscal 1999 to the executive officers named in the Summary Compensation Table and related value information. No stock appreciation rights ("SARs") were granted to the named executive officers. All grants were made pursuant to the Option Plan.


                                             INDIVIDUAL GRANTS
                            -------------------------------------------------------------
                                                                                             POTENTIAL REALIZABLE VALUE
                             NUMBER OF                                                       AT ASSUMED ANNUAL RATES OF
                             SECURITIES       % OF TOTAL                                      STOCK PRICE APPRECIATION
                             UNDERLYING      OPTIONS/SARS                                         FOR OPTION TERM
                              OPTIONS/        GRANTED TO       EXERCISE OF                    COMPOUNDED ANNUALLY ($)
                               SARS          EMPLOYEES IN      BASE PRICE      EXPIRATION    --------------------------
   NAME                       GRANTED         FISCAL 1999     ($/SHARE)(2)       DATE           5%                10%
   ----                     -----------     ---------------  --------------    ----------     -------             ---
   Marcy Syms              312,500(1)(3)       43.1%            $ 5.625          11/3/09     1,105,479        2,801,500
   Ronald Zindman           90,500(1)(3)       12.5%              5.625          11/3/09       320,147          811,315
   Antone F. Moreira         5,000(1)(3)        0.7%              5.625          11/3/09        17,688           44,824
   Allen Brailsford          5,000(1)(3)        0.7%              5.625          11/3/09        17,688           44,824

--------------
(1) Consists of stock options at a per share option exercise price equal to the fair market value of the Company's Common Stock on the date of the grant. The term of the option is ten years.

(2) The exercise price may be paid by delivery of already owned shares of the Company's Common Stock.

(3) Includes certain options granted in fiscal year 1999 subject to shareholder approval of an amendment to the Company's Amended and Restated Incentive Stock Option and Appreciation Plan to increase the number of shares of Common Stock for which options may be granted under the plan.

                         AGGREGATED OPTION/SAR EXERCISES
            IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table provides information concerning exercises of stock options during fiscal 1999 by the executive officers named in the Summary Compensation Table and the value of unexercised options held by them at year end.


                                                        NUMBER OF  SECURITIES           VALUE OF UNEXERCISED
                                                        UNDERLYING UNEXERCISED              IN-THE -MONEY
                          NUMBER OF                     OPTIONS/SARS AT FISCAL               OPTIONS/SARS
                           SHARES         VALUE             YEAR END (1)              AT FISCAL YEAR END ($) (2)
                         ACQUIRED ON     REALIZED     --------------------------      --------------------------
NAME                      EXERCISE          ($)       EXERCISABLE  UNEXERCISABLE      EXERCISABLE  UNEXERCISABLE
----------                --------          ---       -----------  -------------      -----------  -------------
Sy Syms                      0               0                0             0             0             0
Marcy Syms                   0               0          375,000       250,000             0             0
Ronald Zindman               0               0           46,100       134,900             0             0
Antone F. Moreira            0               0            1,000         4,000             0             0
Allen Brailsford             0               0            3,000         4,000             0             0

   ------------
(1) No SARs are held.

(2) Based upon a closing price of $4.375 per share of Common Stock on the New York Stock Exchange on February 25, 2000.

                                  PENSION PLAN

        The following table sets forth the estimated annual benefits payable on retirement to persons in specified renumeration and years of participation classifications under the Company's defined benefit pension plan (the "Pension Plan") for employees not covered under collective bargaining agreements:


        HIGHEST FIVE                                       5                 15              25
        YEAR AVERAGE                                   YEARS OF           YEARS OF        YEARS OF
        COMPENSATION                                PARTICIPATION      PARTICIPATION    PARTICIPATION
        ------------                                -------------      -------------    -------------
        $   50,000    ......................          $ 1,900             $ 5,700           $ 9,500
            75,000    ......................            2,850               8,550            14,250
           100,000    ......................            3,800              11,400            19,000
           125,000    ......................            4,750              14,250            23,750
           150,000    ......................            5,700              17,100            28,500


         Each participant in the Pension Plan is entitled to an annual retirement benefit equal to 19% of the average compensation (excluding bonuses) during his five consecutive highest paid calendar years during the ten years prior to retirement except that the annual benefit payable to Sy Syms at normal retirement, as per the plan, cannot exceed $70,000. A participant's interest vests over a seven year period commencing in the third year at the rate of 20% after completing three years of employment and 20% for each year thereafter, and is 100% vested after the completion of seven years of service. Benefit payments are made in the form of one of five annuity payment options elected by the participant. Amounts in the table are based on a straight life annuity. For the executive officers named in the Summary Compensation Table, compensation for purposes of the Pension Plan generally corresponds to the amounts shown in the "Salary" column of the Summary Compensation Table. Currently no more than $160,000 (as adjusted from time to time by the Internal Revenue Service) of cash compensation may be taken into account in calculating benefits payable under the Pension Plan. Executive officers in the Summary Compensation Table were credited with the following years of service at December 31, 1999: Sy Syms, 26 or more years; Marcy Syms, 22 or more years; Ronald Zindman, 10 years; and Allen Brailsford, 15 or more years. Benefits under the Pension Plan are not subject to any deduction for social security or other offset amount. The annual retirement benefit is reduced pro rata if the employee has completed less than fifteen years of service. Effective December 31, 1994, the plan was amended to change the pro rata reduction to be based on 25 years of participation. A participant is entitled to be paid his benefits upon his retirement at age 65. If a participant has completed at least 15 years of service he may retire upon reaching age 55 but the benefits he receives will be actuarially reduced to reflect the longer period during which he will receive a benefit. A participant who leaves the Company for any reason other than death, disability or retirement will be entitled to receive the vested portion of his benefit payable over different periods of time depending on the aggregate amount vested and payment option elected.

                              EMPLOYMENT AGREEMENTS

     The Company has entered into an employment agreement dated November 1, 1996 with its Executive Vice President - General Merchandise Manager, Ronald Zindman. Pursuant to the agreement, Mr. Zindman is to receive a minimum salary of $225,000 per year from inception through March 1, 1997; $300,000 per year for the next succeeding three years; $350,000 per year for the next succeeding three years; $400,000 per year for the next succeeding three years; and $450,000 per year for the final three years of the agreement. The agreement is to remain in effect until March 1, 2009. Termination of the agreement by the Company before that date will require a payment to Mr. Zindman equal to 150% of one year's salary (at the employee's then current rate). If this agreement is terminated by the employee prior to its final term, the Company must pay to the employee a sum equal to 60% of one year's salary (also at the employee's then current rate).

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During August 1997, the Board of Directors approved the combination of the Stock Option and Compensation Committees into a Stock Option - Compensation Committee. All the members of this Committee are non-employee directors and none has any direct or indirect material interest in or relationship with the Company outside of his position as a director. They are: Harvey A. Weinberg and David A. Messer.

     No executive officer of the Company served during fiscal 1999 (i) as a member of the Compensation Committee or other Board Committee performing equivalent functions or, in the absence of any such committee, the entire board of directors, of another entity, one of whose executive officers serves on the Stock Option - Compensation Committee of the Company; (ii) as a director of another entity, one of whose executive officers served on the Compensation Committee of the Company; or (iii) as a member of the Compensation Committee or other Board Committee performing equivalent functions or, in the absence of any such committee, the entire board of directors, of another entity, one of whose executive officers served as a Director of the Company.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Performance Graph and "Report of the Compensation Committee" shall not be incorporated by reference into any such filings.

                                PERFORMANCE GRAPH

     Below is a graph comparing the cumulative total shareholders return on the Company's Common Stock for the last six fiscal years (beginning December 31, 1994 and ending February 25, 2000) with the cumulative total return of the Wilshire 5000 Index and the S&P Retail Composite Index (assuming (i) the investment of $100 on December 31, 1994 in the Company's Common Stock and in each of these two Indexes, (ii) reinvestment of all dividends and (iii) no payment of brokerage or other commissions or fees).


                           [GRAPHICAL REPRESENTATION]


REPORT OF THE STOCK OPTION - COMPENSATION COMMITTEE

     The Stock Option - Compensation Committee's executive compensation policy strives to provide compensation rewards based upon both corporate and individual performance while maintaining a relatively simple compensation program in order to avoid the administrative costs which the Stock Option - Compensation Committee believes are inherent in multiple complex compensation plans and agreements. The Company has only one employment agreement with an executive officer, Ronald Zindman, and has only one executive compensation plan, the Option Plan.

     The determination of compensation ranges for executive officers reflects a review of salaries and bonuses for executive officers holding similar positions in retailers of relatively comparable size and orientation. However, in making compensation decisions, the Stock Option - Compensation Committee remains cognizant of the Board of Directors' responsibility to enhance shareholder value. The Stock Option - Compensation Committee utilizes cash bonuses, when it feels a bonus is merited, based on factors such as an executive's individual performance and the Company's performance relative to its past performance and the performance of competitors. The Company has available a long-term incentive for executives to both remain in the employ of the Company and to strive to maximize shareholder value through the Option Plan, which aligns the interests of executives with those of shareholders.

     Determination of Sy Syms and Marcy Syms' compensation as the Company's Chief Executive Officer prior to and after January 1999, respectively, reflects Company performance and comparison with chief executive officer compensation of competitors, but also reflects recognition of Mr. Syms unique, ongoing contribution to the growth, success and profitability of the Company.

                                         STOCK OPTION - COMPENSATION COMMITTEE

                                            Harvey A. Weinberg
                                            David A. Messer

                              RELATED TRANSACTIONS

     The Company leases from Sy Syms its store in Elmsford, New York. Sy Syms voluntarily amended the rental provisions of the lease as of August 1, 1983 based upon independent appraisals. Under the original lease, as amended, the rent payable by the Company consisted of a fixed annual rent plus a percentage rent based on gross sales of the Elmsford store. Not more frequently than once every five years, the rental terms may be adjusted based upon an independent appraisals if requested by Sy Syms. Effective January, 1991, the rental terms were adjusted based upon an independent appraisal, which resulted in a fixed annual rental of $600,000 and the elimination of the percentage rent based on gross sales. During the fiscal year ended February 26, 2000, the Company paid to Sy Syms $600,000 in fixed rent.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) Beneficial Ownership Reporting Compliance of the Securities Exchange Act of 1934, as amended, requires officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial statements of beneficial ownership (Form 3), and statements of changes in beneficial ownership (Forms 4 and 5), of Common Stock of the Company with the Securities and Exchange Commission. Executive officers, directors and greater than 10% shareholders are required to furnish the Company with copies of all such forms they file.

     To the Company's knowledge, based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no additional forms were required, all filing requirements applicable to its executive officers, directors, and greater than 10% shareholders were met.

               APPROVAL OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
                                   PROPOSAL 2

     The Board of Directors of the Company has selected Deloitte & Touche LLP as the independent accountants for the Company for fiscal year 2000 and recommends that shareholders approve such appointment The affirmative vote of a majority of the votes cast at the meeting is necessary for the approval of auditors.

     Deloitte & Touche LLP and its predecessor firms have audited the financial statements of the Company for more than the past ten fiscal years. A representative of Deloitte & Touche LLP is expected to be present at the meeting and will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP. PROXIES SOLICITED HEREBY WILL BE VOTED FOR THE PROPOSAL UNLESS A VOTE AGAINST THE PROPOSAL OR ABSTENTION IS SPECIFICALLY INDICATED

                            APPROVAL OF AMENDMENT TO
      THE AMENDED AND RESTATED INCENTIVE STOCK OPTION AND APPRECIATION PLAN
                                   PROPOSAL 3

         The Board of Directors has approved, subject to the approval of the Company's shareholders, an amendment to the Amended and Restated Incentive Stock Option and Appreciation Plan, as amended (the "Amended Plan"), which increases the maximum number of shares that may be the subject of awards to 1,500,000 shares. Currently, the Amended Plan allows a maximum of 1,000,000 shares to be the subject of awards.

         The purpose of the Amended Plan is to enable the Company to attract and retain key employees and to secure for the Company the benefits of the incentive inherent in ownership of the Company's equity securities by employees who are responsible for the continuing growth and success of the Company. Grants under the Amended Plan may take the form of stock options ("Options"), including corresponding stock appreciation rights.

         The Company's Amended Plan, formerly the 1983 Incentive Stock Option Plan (the "1983 Plan"), was adopted by the Board of Directors and approved by the shareholders in July 1983, amended and restated upon the approval of both the Board of Directors, in March 1986, and the shareholders, in May 1986, amended by the Board of Directors in November 1987, and further amended in May 1993 upon approval of both the Board of Directors and the shareholders.

         The following is a summary of the Amended Plan.

COMMON STOCK SUBJECT TO THE AMENDED PLAN

         The Amended Plan does not provide for any maximum or minimum number of Options that may be granted to a single person. However, the aggregate fair market value (determined as of the date an Option is granted) of the Common Stock with respect to which incentive stock options ("ISOs") granted to any individual under the Amended Plan (and any other plan of the Company that can grant ISOs) which first become exercisable during any calendar year may not exceed $100,000. ISOs may not be granted to an individual who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent of the Company, unless at the time of grant the exercise price of such ISO is at least 110% of the fair market value of the Common Stock and such ISO by its terms is not exercisable after the expiration of five years from the date of grant.

AMENDED PLAN ADMINISTRATION

         The Amended Plan is administered by the Stock Option-Compensation Committee (the "Committee"), currently consisting of Harvey A. Weinberg and David A. Messer, or in the absence of a duly constituted Committee, by the Board of Directors of the Company. A member of the Committee may not vote upon the granting of an Option or stock appreciation right ("SAR") to himself.

         Subject to the express provisions of the Amended Plan, the Committee has authority, among other things: (i) to determine (a) the participants, (b) the time of grant and exercise price of, and the number of Common Stock to be subject to the Options or SARs granted to each participant, (c) whether an Option will be an ISO or a nonqualified option, (d) whether a SAR will be related to an Option (whenever granted) and (e) the exercise period and exercise terms of each Option and SAR; (ii) to construe the Amended Plan and certificates granted pursuant thereto; (iii) to establish, amend and rescind rules for administering the Amended Plan; and (iv) to make all other determinations deemed by it to be necessary or advisable in administering the Amended Plan which shall be final and binding on all persons.

ELIGIBILITY

         Under the Amended Plan, Options and SARs may be granted only to key employees of the Company (including directors and officers who are also employees) based on the duties of the employees, their present and potential contributions to the success of the Company and any other factor deemed relevant by the Committee.

GRANTS UNDER THE AMENDED PLAN

         Incentive Stock Options and Nonqualified Options. ISOs meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonqualified options that do not meet such requirements are both available for grant under the Amended Plan. The exercise price of Options will be set by the Committee and stated in the option agreement and, in the case of ISOs, may not be less than 100% of fair market value of the underlying shares on the date of grant (110% in the case of a more than 10% owner of Common Stock).

         Stock Appreciation Rights. The Committee may award SARs, which may or may not be granted togther with Options, under the Plan. Generally SARs permit the holder thereof to receive an amount (in cash, Common Stock or a combination thereof) equal to the number shares of Common Stock with respect to which SARs are exercised multiplied by the excess of the fair market value of the Common Stock on the exercise date over the exercise price. In general, the exercise of any portion of the SARs or any related option will cause a corresponding reduction in the number of shares of Common Stock remaining subject to SARs and related option.

EXERCISE OF OPTIONS AND SARS AND RESALE OF STOCK

         Options and SARs granted under the Amended Plan are exercisable at varying times and amounts and in the manner determined by the Committee at the time of grant, but in no event for more than a ten-year period (or a five-year period in the case of a 10% or greater shareholder). Options and SARs may be exercised by giving written notice to the Company, and with respect to Options, generally accompanied by payment in full by cash or shares of Common Stock with an equivalent market value or, subject to the approval of the Committee, by delivery of notes, property or in any other form. Exercise of SARs related to an option granted under the Amended Plan requires surrender of the related option or portion thereof; and exercise of an Option requires surrender of any related SAR.

         Options and/or SARs may be exercised by the employee during employment by the Company except if employment terminates by reason of death, disability or retirement. If employment terminates on account of disability (as defined in Section 22(e)(3) of the Code) or death, an Option or SAR may be exercised by the employee or the employee's executor, administrator or such other party entitled by law to succeed to the rights of the deceased, as the case may be, as to all Common Stock subject to such Option or SAR, for six months following the termination of employment (subject to the term of the Option or SAR); if employment terminates by reason of retirement, an Option or SAR may be exercised for three months following retirement (subject to the term of the Option or SAR) to the extent it was exercisable on the date of retirement.

         Common Stock acquired pursuant to the exercise of an Option may be resold pursuant to an exemption, if available, from the registration provisions of the Securities Act of 1933, as amended (the "Act"), including the exemption afforded by Section 4(1) of the Act which will generally be available to the employee, provided that the employee is not deemed to be an "affiliate" of the Company. Affiliates (defined under the Act to include persons who directly or indirectly control the Company) will not be able freely to resell Common Stock acquired through the exercise of Options and SARs in reliance upon the exemption afforded by Section 4(1) of the Act, but may make resales pursuant to another exemption from registration under the Act, if available, including the exemption provided by Rule 144, or pursuant to an appropriate resale prospectus filed as part of a registration statement (if filed by the Company, in its discretion) covering resale of the Common Stock by affiliates.

         In addition, directors and executive officers of the Company and beneficial owners of more than 10% of the Company's Common Stock should note the applicable provisions of Section 16(a) and Section 16(b) of the Securities Exchange Act of 1934, as amended.

RIGHT TO TERMINATE EMPLOYMENT

         The Amended Plan does not impose an obligation (i) on the Company to continue the employment of any holder of an Option and (ii) on the part of any holder of an Option to remain in the employ of the Company.

NON-TRANSFERABILITY

         Options and SARs granted under the Amended Plan are not transferable other than by will or by the laws of descent and distribution. During the lifetime of the holder, Options and SARs may be exercised only by the holder thereof. Options and SARs may not be assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise) except to the extent expressly provided for in the Amended Plan, and shall not be subject to execution, attachment or similar process.

DURATION AND AMENDMENTS

         The Amended Plan will terminate on July 28, 2003 and no Option or SAR shall be granted under it thereafter.

         The Amended Plan may be terminated at any time and may be modified or amended in such manner as the Committee, or the Board, as the case may be, deems advisable, provided, however, that the Committee or the Board, as the case may be, may not make certain material amendments without the approval of the shareholders. Notwithstanding the foregoing no termination, modification or amendment of the Amended Plan may materially alter or adversely affect any outstanding grant under the Amended Plan without the written consent of the holder of the grant.

ADJUSTMENTS

         The Committee or the Board of Directors, as the case may be, may proportionally adjust the number of shares of Common Stock authorized to be issued under the Amended Plan for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in such shares, or other change in corporate or capital structure, such as a merger, consolidation or reorganization.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE AMENDED PLAN

         The following summary generally describes the principal United States federal income tax consequences of Options and SARs granted under the Amended Plan. It is general in nature and is not intended to cover all tax consequences that may apply to a particular participant or to the Company. The provisions of the Code and the regulations thereunder relating to these matters are complicated and their impact in any one case may depend upon the particular circumstances. This discussion is based on the Code as currently in effect and does not address state, local or foreign tax matters.

         Nonqualified Stock Options. If an Option that is not an ISO is granted in accordance with the terms of the Amended Plan, no income will be recognized by the recipient at the time the Option is granted. On exercise of such Option, the amount by which the fair market value of the Common Stock on the date of the exercise exceeds the purchase price of such shares will generally be taxable to the recipient as ordinary income, and generally will be deductible for tax purposes by the Company (or one of its subsidiaries) in the year in which the recipient recognizes the ordinary income. The disposition of shares acquired upon exercise of any Option will ordinarily result in capital gain or loss (long-term if the shares have been held for more than 12 months) in an amount equal to the difference between the amount realized on such disposition and their tax basis (i.e., generally the sum of the purchase price and the amount of ordinary income recognized in connection with the exercise of the Option.)

         Incentive Stock Options. If an ISO is granted in accordance with the terms of the Amended Plan, no income will be recognized by the recipient at the time the ISO is granted. On exercise of an ISO, the recipient will generally not recognize any income and the Company (or one of its Subsidiaries) will generally not be entitled to a deduction for tax purposes. However, the difference between the purchase price and the fair market value of the shares received on the date of exercise will be treated as a positive adjustment in determining alternative minimum taxable income, which may subject the recipient to the alternative minimum tax. The disposition of shares acquired upon exercise of an ISO will ordinarily result in long-term capital gain or loss. However, if the recipient disposes of the shares acquired upon exercise of an ISO within two years after the date of grant or within one year after the date of exercise (a "disqualifying disposition"), the recipient will generally recognize ordinary income, and the Company (or one of its subsidiaries) will generally be entitled to a deduction for tax purposes, in the amount of the excess of the fair market value of the Common Stock on the date the ISO is so exercised over the purchase price (or the gain on sale, if less). Any excess of the amount realized by the recipient on the disqualifying disposition over the fair market value of the shares on the date of exercise of the ISO will ordinarily constitute long-term or short-term capital gain (depending on the applicable holding period).

         Stock Appreciation Rights. If a SAR is granted in accordance with the terms of the Amended Plan, no income will be recognized by the recipient at the time the SAR is granted. The amount of any cash (or the fair market value of any Common Stock) received upon the exercise of SARs under the Amended Plan will be included in the holder's ordinary income and the Company (or one of its Subsidiaries) will be entitled to a deduction for such amount.

         Withholding Taxes. To the extent a holder of an Option as a SAR recognizes ordinary income in connection therewith, the Company may be required to withhold applicable income taxes related thereto.

ERISA STATUS

         The Amended Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1976, as amended, nor is it qualified under
Section 401(a) of the Code.

         The affirmative vote of the majority of the votes passed at the meeting is necessary for the adoption of the amendment to the Amended Plan.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ADOPTION OF THE AMENDMENT TO THE AMENDED PLAN. PROXIES SOLICITED HEREBY WILL BE VOTED FOR THE PROPOSAL UNLESS A VOTE AGAINST THE PROPOSAL OR ABSTENTION IS SPECIFICALLY INDICATED.

                                  OTHER MATTERS

The Board of Directors does not know of any matters to be brought before the Annual Meeting, except those set forth in the notice thereof. If other business is properly presented for consideration at the Annual Meeting, the persons named in the accompanying form of proxy intend to vote the proxies therein in accordance with their best judgment on such matters.

                         NOTICE OF SHAREHOLDER PROPOSALS

     Proposals of shareholders, to be considered by the Company for inclusion in the proxy material for the annual meeting in 2001, must be received by the Company not later than February 7, 2001 and must comply with the proxy solicitation rules of the Securities and Exchange Commission. In accordance with Rule 14a - 4(c) (1) of the Securities Exchange Act of 1934, as amended, management proxy holders intend to use their discretionary voting authority with respect to any shareholder proposal raised at the annual meeting in 2001 as to which the proponent fails to notify the Company on or before April 23, 2001 (45 days prior to the date on which this Proxy Statement was first mailed to shareholders).

                          ANNUAL REPORT TO SHAREHOLDERS

     The Company's Annual Report for the fiscal year ended February 26, 2000, including financial statements, is being mailed to shareholders of the Company with this Proxy Statement. The Annual Report does not constitute a part of the Proxy Solicitation materials. Shareholders may without charge, obtain copies, excluding certain exhibits, of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission. Requests for this Report should be addressed to Investor Relations, Syms Corp, Syms Way, Secaucus, New Jersey 07094.

      Your cooperation in giving this matter your immediate attention and returning your proxies will be appreciated.


                                             By Order of the Board of Directors



                                             Kirk R. Oney
                                             Assistant Secretary

June 21, 2000

================================================================================

                                    SYMS CORP

                   ANNUAL MEETING OF STOCKHOLDERS JULY 7, 2000

     The undersigned stockholder of Syms Corp (the "Company"), hereby appoints Sy Syms and Marcy Syms, and each of them (with full power to act without the other) proxies with full power of substitution, to vote all shares of the Company held by the undersigned at the Annual Meeting of Stockholders of the Company (receipt of a copy of the Notice of such meeting and Proxy Statement being acknowledged) on July 7, 2000 at 10:30 a.m., at the offices of Syms Corp, Syms Way, Secaucus, New Jersey 07094, upon the following matters and upon such other business as may properly come before the meeting and any and all adjournments thereof.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

           (CONTINUED AND TO BE DATED AND SIGNED ON THE REVERSE SIDE)


                                                                ---------------
                                                                | SEE REVERSE |
                                                                |     SIDE    |
                                                                ---------------


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



================================================================================


    PLEASE MARK YOUR
[X] VOTES AS IN THIS
    EXAMPLE.




                                              WITHHELD
                    FOR all nominees         AUTHORITY
                     listed at right       to vote for all
                  (except as marked to     nominees listed
1. Election of     the contrary below)        at right
   Directors.            [ ]                   [ ]

                                                   Nominees: Sy Syms
INSTRUCTIONS: To withhold authority to vote for              Marcy Syms
any individual nominee, write that nominee's                 Antone F. Moreira
name in the space provided below:                            Harvey Weinberg
                                                             David A. Messer

 _________________________________________


                                                  FOR     AGAINST     ABSTAIN

2. To approve the appointment of                  [ ]       [ ]         [ ]
   Deloitte & Touche LLP as independent
   accountants of the Company for fiscal
   year 2000.
                                                  FOR     AGAINST     ABSTAIN

3. To approve an amendment to Syms Corp the       [ ]       [ ]         [ ]
   Amended and Restated Incentive Stock
   Option and Appreciation Plan increased
   the number of shares of Common Stock that may be issued from 1,000,000 to 1,500,000.

4. In accordance with their best judgment with respect to any other business that may properly come before the meeting or any and all adjournments thereof.

IN THE ABSENCE OF CONTRARY INSTRUCTIONS AS PROVIDED ABOVE, THIS PROXY WILL BE
   VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES AND FOR PROPOSAL 2 AND PROPOSAL 3. ON ANY OTHER MATTERS THAT MAY COME BEFORE THE MEETING THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE ABOVE-NAMED PERSONS.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such shares and hereby ratifies and confirms all that the above-named individuals or any of them or their duly appointed substitute or substitutes, may do by virtue hereof.




SIGNATURE(S) _________________________________________ DATED:__________, 2000


(NOTE: Please sign exactly as your name or names appear on the stock certificate, and when signing as attorney, executor, administrator, trustee or guardian, give full title as such. If the signer is a corporation, sign the full corporate name by duly authorized officer.)

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